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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

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     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
                           SLM Holding Corporation
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                (Name of Registrant as Specified in Its Charter)

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                            [SALLIEMAE LETTERHEAD]


                                 April 29, 1998


<<FirstName>> <<LastName>>
<<Company>>
<<Address1>>
<<City>> <<State>> <<PostalCode>>

                 Re:      SLM Holding Corporation; Items Submitted for
                 Shareholder Approval at the Annual Meeting of Shareholders, May 21, 1998.

Dear <<LastName>>:

         Enclosed for your reference is a copy of the definitive proxy statement for SLM Holding Corporation (the successor to Student Loan Marketing Association, or "Sallie Mae"). Four of the six items on the agenda for this year's annual meeting relate to compensation matters. These items implement the commitment made during last year's proxy contest by the Committee to Restore Value at Sallie Mae (the "CRV") to establish equity-oriented and performance-based compensation arrangements. We believe they underlie a forward-looking and strongly shareholder-friendly compensation program. The purpose of this letter is to provide you an overview of these items and to solicit your support in their approval.

          I have also attached a copy of the corporate governance principles adopted by the Board of Directors, termed a "model" of corporate governance by Institutional Shareholder Services.

         ITEM 2: The Company is seeking shareholder approval of a Directors' Stock Plan.

         - The Company's directors are compensated only in stock options; they do not receive cash as either a retainer or meeting fees;

         - As with options granted to the executives and officers, the directors' options are premium-vesting; i.e., they become exercisable in one-third increments as the Company's stock price reaches $42.86, $57.14 and $71.43;

         - The maximum number of shares that may be granted under the Directors' Plan is 3,000,000, currently representing 1.8 percent of common shares outstanding. This Plan replaces the Sallie Mae Board of Directors' Stock Option Plan, under which no new grants will be made; and

         - The Directors' Stock Plan explicitly states that shareholder approval is required to reduce or adjust downward the exercise price of options, whether through amendment, cancellation or replacement grants or any other means.
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         ITEM 3: The Company is seeking shareholder approval of a Management
Incentive Plan ("MIP").  The MIP provides for options, incentive bonuses (a
Section 162(m) performance-based bonus arrangement), performance vesting stock (not time-vesting restricted stock) and stock units (an equity-valued tax deferral arrangement used only in settlement of options, incentive bonuses or performance stock).

         - The aggregate number of shares that can be issued under the MIP may not exceed 6,000,000 shares, currently representing 3.5 percent of common shares outstanding. This plan replaces the Sallie Mae 1993-1998 Stock Option Plan, the Sallie Mae Stock Compensation Plan and the Sallie Mae Incentive Performance Plan, under which no further grants will be made; and

         - The MIP explicitly states that shareholder approval is required to reduce or adjust downward the exercise price of options, whether through amendment, cancellation or replacement grants or any other means; and

         - The Compensation Committee of the Board of Directors has established an annual bonus program under which bonuses will be paid based in part on corporate performance and in part based on individual performance, in each case as judged against preestablished performance goals.

         ITEM 4: The Company is seeking shareholder approval of an amendment to its 1993-1998 Stock Option Plan in order to provide for an option grant to the Company's chief executive officer. The 1993-1998 Stock Option Plan had a
Section 162(m) limit of 525,000 shares per year for any one optionee.   The
Compensation Committee determined to grant Mr. Lord an option for 1,050,000 shares in 1997, and not to grant Mr. Lord any other options until at least 1999, subject to shareholder approval of an amendment to the plan to accommodate the up-front multi-year grant.

         - As with options granted to the other executives, officers and directors, Mr. Lord's options are premium-vesting; i.e., they become exercisable in one-third increments if the Company's stock price reaches $42.86, $57.14 and $71.43 and

         - As promised during the proxy contest, Mr. Lord's compensation is heavily performance-oriented. His 1998 salary is only $325,000. Mr. Lord's salary and bonus potential have been determined to be below those of peer companies. The options granted to him bring his total compensation potential to the 75th percentile of peer companies.
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         ITEM 5:  The Company is seeking shareholder ratification of certain option grants made to non-executive officers following the cancellation of higher priced options. Even though approval of new grants following a cancellation of outstanding options is not required under the Company's 1993-1998 Stock Option Plan, as a matter of good corporate governance, the Board determined to seek shareholder ratification.

         The SLM Board is aware of the views of many shareholders that options should not be canceled and regranted without shareholder approval, in order to allow shareholders to evaluate whether such action is abusive to their interests. The Company's Board concurs that an option cancellation and regrant is inappropriate when effected to compensate executives at a time when shareholders have suffered a significant loss of value. The Company believes that it is asking for shareholder ratification under a very different, and factually unique, circumstance. Following are some of the reasons we believe that the Company's action, and ratification of that action by shareholders, are appropriate in this case:

         -   None of the affected options are held by executives;

         - Initial option grants to mid-level managers were delayed in order to allow the Company's new senior management team time to fulfill its commitment to implement a significant reduction in mid-level management ranks. The new grants were made to correct the pricing differential that arose from that delay; and

         - All of the affected options (as with all options held by executives and directors) are subject to premium vesting (i.e., they vest in one-third increments if the Company's stock price reaches $42.86, $57.14 and $71.43).

         We would appreciate the opportunity to discuss with you any questions you may have with respect to these items. We value your past support and encourage you to vote for approval of the four above mentioned compensation items as well as for the election of the 15 nominees recommended by the Board of Directors and the ratification of the appointment of Arthur Anderson as independent auditors. Thank you.


                                        Sincerely,


                                        Michael Arthur
                                        Vice President, Investor Relations
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            Board Governance Principles for SLM Holding Corporation

         The directors of SLM Holding Corporation (the "Company") share a strong commitment to principles of genuine accountability to shareholders. This commitment is reflected in the charter and bylaws that the Board of Directors instituted for the Company, which Institutional Shareholders Service termed "a model of corporate governance." The following corporate governance provisions appear as part of the Company's Certificate of Incorporation or Bylaws:

SIZE OF THE BOARD. The number of directors is set in the Certificate of Incorporation at 15 and can be changed only by an affirmative vote of a majority of the voting power of the capital stock of the Company.

REQUIREMENT OF INDEPENDENT DIRECTORS. The Bylaws require that a majority of the Board be comprised of independent directors. The Bylaws further require that all of the members of the Audit, Nominations and Governance, and Compensation and Personnel Committees, and a majority of the members of the Executive Committee be independent directors.

DEFINITION OF INDEPENDENCE. The Bylaws provide that a director will not generally be considered "independent" if he or she: (a) has been employed by the Company or one of its affiliates in an executive capacity; (b) is an employee or owner of a firm that is one of the Company's or its affiliates' paid advisers or consultants; (c) is employed by a significant customer or supplier; (d) has a personal services contract with the Company or one of its affiliates; (e) is employed by a foundation or university that receives significant grants or endowments from the Company or one of its affiliates; (f) is a relative of an executive of the Company or one of its affiliates; (g) is part of an interlocking directorate in which an executive officer of the Company serves on the board of another corporation that employs the director; or (h) is an employee of a firm that directly competes against the Company or one of its affiliates.

TERM OF OFFICE OF DIRECTORS. Both the Certificate of Incorporation and the Bylaws provide for directors to be elected annually at the annual meeting of shareholders and to hold office only until reelected or until their successors are elected at the next annual meeting (or special meeting held in lieu thereof).

CUMULATIVE VOTING. The Certificate of Incorporation provides for cumulative voting in the election of directors.

REMOVAL OF DIRECTORS. The Certificate of Incorporation provides that directors can be removed with or without cause by a vote of the shareholders entitled to vote at an election of directors; except, however (i) a director can be removed for cause only by a majority of the shareholders, and (ii) a director cannot be removed without cause if the votes against removal represent enough votes to elect such director at that meeting under the cumulative voting provisions.

BOARD VACANCIES. The Certificate of Incorporation provides that vacancies on the Board may be filled only by the shareholders.
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POISON PILLS.  The Certificate of Incorporation limits the ability of the
Company to adopt a shareholder rights plan (a so-called "poison pill") without shareholder approval.

SPECIAL SHAREHOLDER MEETINGS. The Bylaws provide that special meetings of the shareholders can be called by either the Chairman of the Board or the CEO (if a member of the Board) or at the written request of a majority of the Board or one-third of the shareholders.

SHAREHOLDER CONSENTS TO ACTION WITHOUT A MEETING. The Certificate of Incorporation provides that any action required or allowed to be taken at a meeting of the shareholders may be taken without a meeting or a vote provided that a consent in writing setting forth the action to be taken is signed by holders of stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

ANTI-TAKEOVER PROVISIONS. The Company has elected, in the Certificate of Incorporation, to opt out of the Delaware anti-takeover statute pursuant to Delaware General Corporate Law Section 203.

PROHIBITION AGAINST GREENMAIL. The Certificate of Incorporation includes provisions barring the Company from making "greenmail" payments without shareholder approval.